Exhibit 99.1

NEW YORK, August 5, 2015

Voya Financial Announces Second Quarter 2015 Results

Voya Financial, Inc. (NYSE: VOYA), announced today the following financial results for the second quarter of 2015:

•

After-tax operating earnings[1],[2] of $179 million, or $0.78 per diluted share, compared with $213 million, or $0.83 per diluted share in the second quarter of 2014[3]. The following items primarily accounted for this change:

•	$8 million, after-tax, of lower adjusted operating earnings from the Ongoing Business

•	$11 million, after-tax, higher operating loss in the Corporate segment

•	$5 million, after-tax, of negative DAC/VOBA and other intangibles unlocking compared with $7 million, after-tax, of positive DAC/VOBA and other intangibles unlocking in the second quarter of 2014

•

Net income available to common shareholders of $285 million, or $1.24 per diluted share, compared with $248 million[4], or $0.97 per diluted share in the second quarter of 2014[3]. Included in the second quarter 2015 result is the Closed Block Variable Annuity (CBVA) segment’s after-tax gain of $117 million, which includes an after-tax loss of $44 million related to nonperformance risk[5]. The CBVA segment reflects the effect of its hedge program, which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility.

Ongoing Business Results

Voya Financial’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate, CBVA, Closed Block Institutional Spread Products, and Closed Block Other segments are not reflected in Ongoing Business results.

[1]	Voya Financial assumes a 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings described as “after-tax.” A 35% tax rate is applied to all non-operating items for both 2014 and 2015. Net income (loss) available to common shareholders reflects the actual effective tax rate.
[2]	Operating earnings, Ongoing Business operating earnings, and Ongoing Business adjusted operating earnings are each non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided in the tables that accompany this release and in the Quarterly Investor Supplement.
[3]	For the three months ended June 30, 2015 and 2014, weighted-average fully diluted common shares outstanding were 229.8 million and 256.2 million, respectively.
[4]	Results for the three months ended June 30, 2014 reflect revisions to the company’s financial statements to correct an overstatement of liabilities related to the embedded derivative in certain guaranteed minimum withdrawal with life payouts products in the Closed Block Variable Annuity segment. The correction was not material to the prior year financials. For a further description, please refer to the company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2015, which the company expects to file on or before August 10, 2015.
[5]	Nonperformance risk, which the company considers a noneconomic factor, is influenced by the credit quality of the insurance company subsidiary that issued the guarantee and the priority of policyholder claims.

	Three months ended June 30,
($ in millions, before income taxes)	2015	2014
Ongoing Business operating earnings	$312	$356
Less: DAC/VOBA and other intangibles unlocking	(7)	10

Ongoing Business adjusted operating earnings	$319	$346

Ongoing Business adjusted operating earnings before income taxes were $319 million, compared with $346 million in the second quarter of 2014. The following items primarily accounted for this decrease:

•	Lower underwriting gain and other revenue ($22 million negative variance) driven by unfavorable mortality in Individual Life, partially offset by profitable growth in Employee Benefits;

•	Higher investment spread and other income ($11 million positive variance) driven principally by lower interest credited; and

•	Higher trail commissions ($10 million negative variance) and higher administrative expenses ($8 million negative variance).

Ongoing Business adjusted operating return on equity (“Adjusted Operating ROE”)6 for the twelve months ended June 30, 2015 was 12.6%, unchanged from the twelve months ended March 31, 2015.

“During the second quarter of 2015, we remained focused on the execution of our long-term plan to drive further profitable growth and Adjusted Operating ROE improvement at Voya,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “Our Adjusted Operating ROE remained strong at 12.6% and we had solid underlying performance in several businesses, including positive net flows in Retirement and Investment Management (excluding VA), as well as continued strong loss ratios in Employee Benefits. In addition, we continued to return capital to shareholders by repurchasing $128 million of our common stock.

“In the quarter, we also began to execute on our plans to make $350 million in strategic investments through 2018 to drive further Adjusted Operating ROE improvement at Voya, as well as reduce costs and improve the customer experience. We look forward to continuing to execute on our plans to drive greater value for our shareholders and help Americans get ready to retire better,” added Martin.

Second Quarter 2015 Summary

•	Retirement and Investment Solutions accounted for approximately 71% of Ongoing Business adjusted operating earnings before income taxes in the second quarter of 2015

•	Retirement net inflows of $475 million

•	Investment Management operating margin of 28.1%, excluding results from investment capital; net inflows of $0.2 billion, excluding $1.0 billion in variable annuity outflows

•	Continued shift in Individual Life sales toward indexed universal life products, which accounted for 67% of the $23 million in total sales during the quarter

•	Employee Benefits loss ratios of 74.0% for Group Life and 72.2% for Stop Loss, which were better than the expected annual range of 77-80% for both loss ratios

[6]	Ongoing Business adjusted operating ROE is a non-GAAP financial measure. A reconciliation to the most comparable U.S. GAAP measure is provided in the tables that accompany this release.

•	Total AUM of $283 billion and total assets under management and administration of $484 billion

•	Estimated combined risk-based capital (RBC) ratio of 482%[7], which is above the company’s target of 425%

•	Debt-to-capital ratio excluding accumulated other comprehensive income (AOCI) of 21.5%

•	Book value per share (excluding AOCI) of $56.33[8]

	Three months ended June 30,
($ in millions, except per share amounts)	2015	2014	% Change
Operating earnings before income taxes by segment
Retirement	$128	$136	(6)%
Annuities	61	64	(5)
Investment Management	47	55	(15)
Individual Life	38	63	(40)
Employee Benefits	38	38	—

Ongoing Business	$312	$356	(12)%
Corporate	(53)	(38)	(39)
Closed Block Institutional Spread Products and Other	4	11	(64)

Total operating earnings before income taxes	$263	$328	(20)%

Total operating earnings, after-tax*	$179	$213	(16)%
Closed Block Variable Annuity, after-tax*	117	(53)	NM
Net investment gains (losses), after-tax*	(6)	48	NM
Other, after-tax**	(19)	(43)	NM
Difference between actual tax (expense) benefit and assumed tax rate	14	83	NM

Net income (loss) available to common shareholders	$285	$248	15%

Operating earnings per diluted share	$0.78	$0.83	(6)%
Net income (loss) per diluted share	$1.24	$0.97	28%
Fully diluted weighted average shares outstanding (in millions)	229.8	256.2

*	Assumes 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings and 35% on all non-operating items for both 2014 and 2015. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.
**	Other, after-tax consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; income (loss) on early extinguishment of debt; certain expenses and deal incentives related to the divestment of Voya Financial by ING Group; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

NM	= Not Meaningful

[7]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[8]	Book value per share (excluding AOCI) is a non-GAAP financial measure. For a reconciliation to the most comparable U.S. GAAP measure, see the tables accompanying this press release.

Ongoing Business Segment Discussions

The following discussions compare the second quarters of 2015 and 2014 unless otherwise noted. All figures are presented before income taxes.

Retirement

Lower Fee-Based Margin and Higher Administrative Expenses Partially Offset by Lower Amortization and Higher Underwriting Income

	Three months ended June 30,
($ in millions, before income taxes)	2015	2014
Operating earnings	$128	$136
Less: DAC/VOBA and other intangibles unlocking	4	7

Adjusted operating earnings	$125	$129

Retirement adjusted operating earnings were $125 million, compared with $129 million in the second quarter of 2014. The following items primarily accounted for this decrease:

•	Lower DAC/VOBA and other intangibles amortization ($5 million positive variance) primarily due to lower amortization rates;

•

Lower fee-based margin ($4 million negative variance) due to the non-renewal of certain recordkeeping clients, partially offset by higher full service revenue driven by net inflows and market performance;

•	Higher underwriting income ($3 million positive variance) largely due to market value adjustments;

•	Higher administrative expenses ($3 million negative variance) primarily related to initiatives to spur future earnings growth;

•	Lower investment spread and other income ($2 million negative variance) primarily due to lower prepayment income, partially offset by an increase in alternative income; and

•	Higher trail commissions ($2 million negative variance).

Retirement net inflows were $475 million, compared with net outflows of $22 million in the second quarter of 2014 and net inflows of $661 million in the first quarter of 2015. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $113 billion, compared with $113 billion as of March 31, 2015 and $108 billion as of June 30, 2014.

Annuities

Lower Underwriting Income and Higher Amortization Partially Offset by Higher Investment Spread and Higher Fee-Based Margin

	Three months ended June 30,
($ in millions, before income taxes)	2015	2014
Operating earnings	$61	$64
Less: DAC/VOBA and other intangibles unlocking	5	7

Adjusted operating earnings	$56	$58

Annuities adjusted operating earnings were $56 million, compared with $58 million in the second quarter of 2014. The following items primarily accounted for this decrease:

•	Lower underwriting income ($4 million negative variance) driven primarily by favorable mortality in the prior year period;

•

Higher investment spread and other investment income ($4 million positive variance) due to lower credited interest partially offset by lower investment income primarily due to volume and lower prepayment income;

•	Higher fee-based margin ($2 million positive variance) due to higher levels of mutual fund custodial assets; and

•	Higher DAC/VOBA and other intangibles amortization ($1 million negative variance); and

•	Higher trail commissions ($1 million negative variance).

Net outflows were $104 million, driven primarily by $168 million in net outflows for fixed rate annuities and $37 million in fixed indexed annuities, partially offset by $159 million in net inflows from mutual fund custodial sales.

Annuities AUM totaled $27 billion as of June 30, 2015, relatively unchanged from March 31, 2015 and June 30, 2014. AUM for Voya’s mutual fund custodial product (Select Advantage), which is included in total Annuities AUM, increased to $4.4 billion, up from $4.3 billion as of March 31, 2015 and $3.8 billion as of June 30, 2014.

Investment Management

Lower Investment Capital and Higher Administrative Expenses

	Three months ended June 30,
($ in millions, before income taxes)	2015	2014
Operating earnings	$47	$55
Adjustments	—	—

Adjusted operating earnings	$47	$55

Investment Management adjusted operating earnings were $47 million, compared with $55 million in the second quarter of 2014. The following items primarily accounted for this decrease:

•	Lower investment capital and other investment income ($5 million negative variance) primarily due to lower alternative investment income; and

•	Higher administrative expenses ($3 million negative variance) primarily due to investments in the business.

Investment Management’s operating margin was 29.6%, compared with 33.6% in the second quarter of 2014 and 28.8% in the first quarter of 2015. The change in operating margin compared with the second quarter of 2014 reflects lower income on investment capital and higher administrative expenses. The operating margin excluding investment capital revenues was 28.1%, compared with 30.2% in the second quarter of 2014 and 26.0% in the first quarter of 2015.

Investment Management Net Flows

($ in billions)	2Q 2015	2Q 2014	1Q 2015
Investment Management and Affiliate Sourced Net Flows	$0.2	$(1.0)	$0.5
Sub-Advisor Replacements	$0.0	$0.0	$0.0
VA Net Flows	$(1.0)	$(0.9)	$(0.8)

Total	$(0.8)	$(1.9)	$(0.3)

Third-party9 inflows were $4.7 billion, compared with $4.9 billion in the first quarter of 2015 and $3.9 billion in the second quarter of 2014. Third-party AUM totaled $128 billion as of June 30, 2015, down from $129 billion as of June 30, 2014, and $130 billion as of March 31, 2015.

Individual Life

Lower Underwriting Income Primarily Due to Unfavorable Mortality, Partially Offset by Higher Investment Spread

	Three months ended June 30,
($ in millions, before income taxes)	2015	2014
Operating earnings	$38	$63
Less: DAC/VOBA and other intangibles unlocking	(15)	(2)

Adjusted operating earnings	$52	$65

Individual Life adjusted operating earnings were $52 million, compared with $65 million in the second quarter of 2014. The following items primarily accounted for this decrease:

•

Lower underwriting income ($33 million negative variance) driven by unfavorable mortality reflecting higher claims severity in the current quarter compared with favorable mortality driven by lower frequency in the prior year period;

•	Higher investment spread and other investment income ($13 million positive variance), due to changes in the mix of invested assets; and

•

Lower administrative expenses ($4 million positive variance) primarily due to lower staff expenses and lower DAC/VOBA and other intangibles amortization ($3 million positive variance) due to lower universal life gross profits.

Total life sales were $23 million, compared with $25 million in the second quarter of 2014. Total sales includes indexed life sales of $16 million, or 67% of total sales, in the second quarter of 2015. This compares with indexed life sales of $13 million, or 53% of total sales, in the second quarter of 2014.

[9]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

Employee Benefits

Higher Underwriting Gain Driven by Stop Loss Premium Growth, Offset by Higher Expenses

	Three months ended June 30,
($ in millions, before income taxes)	2015	2014
Operating earnings	$38	$38
Less: DAC/VOBA and other intangibles unlocking	(1)	(2)

Adjusted operating earnings	$39	$40

Employee Benefits adjusted operating earnings were $39 million, compared with $40 million. The following items primarily accounted for this change:

•	Higher net underwriting gain ($13 million positive variance) due to growth in the Stop Loss and Group Life blocks and an improved loss ratio for Group Life; and

•	Higher trail commissions expense ($8 million negative variance) and higher administrative expense ($6 million negative variance) due to higher staff and volume-driven costs associated with growth.

The loss ratio for Group Life was 74.0%, compared with 74.7% in the second quarter of 2014. The loss ratio for Stop Loss was 72.2%, compared with 72.2% in the second quarter of 2014. The expected annual loss ratio for Group Life and Stop Loss is 77-80%.

Employee Benefits sales were $41 million, compared with $19 million in the second quarter of 2014, primarily driven by higher Stop Loss and Voluntary sales.

CBVA and Corporate

CBVA

CBVA had a gain before income taxes of $181 million, compared with a net loss before income taxes of $82 million in the second quarter of 2014. Changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, generated a loss of $68 million in the second quarter of 2015, compared with a $29 million loss in the second quarter of 2014.

Improvement in interest rates coupled with unfavorable equity markets led to higher gains compared with the second quarter of 2014. The focus continues to be on protecting regulatory and rating agency capital, and Voya’s hedge program is primarily designed to mitigate the impacts of market movements on capital resources, rather than mitigating U.S. GAAP earnings volatility.

During the second quarter of 2015, the hedge program resulted in a neutral impact to regulatory surplus as a result of the difference between the changes in reserves and the changes in hedge assets related to equity market movements.

The retained net amount at risk for CBVA living benefit guarantees was $3.7 billion as of June 30, 2015, down from $4.1 billion at March 31, 2015, primarily driven by rising interest rates during the quarter.

Corporate

Corporate operating losses were $53 million, compared with losses of $38 million in the second quarter of 2014, primarily due to $13 million of expenses from the company’s strategic investment program and incremental interest expense related to contingent capital.

Share Repurchases

During the second quarter of 2015, Voya repurchased 2,769,151 shares of its common stock at an average price per share of $46.22 for an aggregate purchase price of approximately $128 million.

On July 1, 2015, Voya entered into a share repurchase arrangement with a financial institution to repurchase $150 million of Voya’s common stock. The total number of shares ultimately delivered will be determined at the end of the applicable purchase period based on a formula incorporating the volume weighted-average price of Voya’s common stock during that period.

Including the shares repurchased during the second quarter of 2015 and giving effect to the completion of the share repurchase arrangement, Voya would have approximately $602 million remaining under its share repurchase authorization.

Supplementary Financial Information

More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, August 5, 2015 at 10:00 a.m. ET to discuss the company’s second quarter 2015 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com.

A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1:00 p.m. ET on August 5, 2015.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2014. The company had $484 billion in total assets under management and administration as of June 30, 2015. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement CompanyTM. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the World’s Most Ethical Companies, by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine. For more information, visit voya.com or view the company’s 2014 annual report. Follow Voya Financial on Facebook and Twitter @Voya.

Use of Non-GAAP Financial Measures

We use operating earnings, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. We also report operating earnings on an aggregate basis (both before and after income taxes) for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions);

•	Income (loss) attributable to non-controlling interest;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than U.S. GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) gains or losses in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, (3) losses recognized in certain periods of 2013 as a result of the disposal of low-income housing tax credit partnerships, (4) a gain on a reinsurance recapture in the fourth quarter of 2014, and (5) Interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The gains and losses from the Lehman Brothers bankruptcy settlement, loss from the disposition of low-income housing tax credit partnerships, and gain on reinsurance recapture affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block and Corporate segments.

The most directly comparable U.S. GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is in each case income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures to income (loss) before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable U.S. GAAP measure to Ongoing Business adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release as well as our Quarterly Investor Supplement.

In our Investment Management business we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee-based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2014 Annual Report on Form 10-K, filed with the SEC on February 27, 2015.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, including those relating to the use of and possible application of NAIC accreditation standards to captive reinsurance entities and those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or the U.S. Department of Labor’s proposed rules and exemptions pertaining to the fiduciary status of providers of investment advice, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 27, 2015, and our Quarterly Report for the three-month period ended June 30, 2015, which the company expects to file with the Securities and Exchange Commission on or before August 10, 2015.

Calculation and Reconciliation of Return on Equity and Return on Capital - Trailing Twelve Months

($ in millions, unless otherwise indicated)	Twelve Months ended June 30, 2015	Twelve Months ended March 31, 2015
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$2,259.4	$2,222.5
Voya Financial, Inc. shareholders’ equity: end of period	$14,856	$16,144
Voya Financial, Inc. shareholders’ equity: average for period	$15,448	$15,187

GAAP Return on Equity	14.6%	14.6%
Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity
Ongoing Business adjusted operating earnings before income taxes	$1,382.9	$1,409.9
Income taxes on adjusted operating earnings (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(464.8)	(483.9)

Ongoing Business adjusted operating earnings after income taxes	918.1	926.0
Interest expense after-tax[1]	(80.0)	(78.6)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$838.1	$847.4

End of period capital for Ongoing Business	$8,841	$8,864
Average capital for Ongoing Business	$8,881	$8,941
Average debt (based on 25% debt-to-capital ratio)	$(2,220)	$(2,235)

Average equity for Ongoing Business	$6,661	$6,706

Adjusted Operating Return on Capital for Ongoing Business [2]	10.3%	10.4%
Adjusted Operating Return on Equity for Ongoing Business [1,2]	12.6%	12.6%

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Trailing Twelve Months

($ in millions)	Twelve Months ended June 30, 2015	Twelve Months ended March 31, 2015
Ongoing Business adjusted operating earnings before income taxes	$1,382.9	$1,409.9
DAC/VOBA and other intangibles unlocking	(14.4)	2.9
Gain on reinsurance recapture	20.0	20.0

Operating earnings before income taxes for Ongoing Business	1,388.5	1,432.8
Corporate	(196.3)	(181.3)
Closed Blocks Institutional Spread Products and Other	31.1	37.6

Total operating earnings before income taxes	1,223.3	1,289.1
Income taxes (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(411.6)	(442.5)

Operating earnings, after-tax [3]	811.7	846.6
Closed Block Variable Annuity, after-tax [3]	(19.6)	(190.3)
Net investment gains (losses) and related charges and adjustments, after-tax [3]	81.6	135.1
Other, after-tax [4]	1,385.7	1,431.1

Net income (loss) available to Voya Financial, Inc.’s common shareholders	2,259.4	2,222.5
Net income (loss) attributable to noncontrolling interest	165.6	250.3

Net income (loss)	$2,425.0	$2,472.8

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-Date

($ in millions)	Three Months ended June 30, 2015	Three Months ended June 30, 2014
Ongoing Business adjusted operating earnings before income taxes	$318.8	$345.8
DAC/VOBA and other intangibles unlocking	(7.0)	10.3

Operating earnings before income taxes for Ongoing Business	311.8	356.1
Corporate	(53.3)	(38.3)
Closed Blocks Institutional Spread Products and Other	4.0	10.5

Total operating earnings before income taxes	262.5	328.3
Income taxes (based on an assumed tax rate of 35% for 2014, 32% for 2015)	(84.0)	(114.9)

Operating earnings, after-tax [3]	178.5	213.4
Closed Block Variable Annuity, after-tax [3]	117.3	(53.4)
Net investment gains (losses) and related charges and adjustments, after-tax [3]	(6.1)	47.5
Other, after-tax	(4.5)	40.8

Net income (loss) available to Voya Financial, Inc.’s common shareholders	285.2	248.3
Net income (loss) attributable to noncontrolling interest	81.9	166.6

Net income (loss)	$367.1	$414.9

[1]	Assumes debt-to-capital ratio of approximately 25% and the actual weighted average pre-tax interest rate for all time periods presented.
[2]	Average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters.
[3]

Assumes 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings and 35% on all non-operating items for both 2014 and 2015. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.

[4]	The twelve months ended 06/30/15 and 03/31/15 include $1,735.4 million and $1,795.1, respectively, of decrease in tax valuation allowance.

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of June 30, 2015	As of March 31, 2015
End of Period Capital for Ongoing Business	$8,841	$8,864
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	$7,392	$7,265

End of Period Capital	$16,233	$16,129
Long -Term Debt	$(3,486)	$(3,516)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	$12,747	$12,613
AOCI	$2,109	$3,531

Voya Financial, Inc. shareholders’ equity: end of period	$14,856	$16,144

Voya Financial

Reconciliation of Book Value Per Share

As of June 30, 2015
Book value per share, including AOCI	$65.65
Per share impact of AOCI	$(9.32)

Book value per share, excluding AOCI	$56.33

Voya Financial

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended June 30, 2015	Three Months Ended March 31, 2015	Three Months Ended June 30, 2014
Operating revenues	$158.6	$163.1	$163.2
Operating expenses	111.6	116.2	108.3

Operating earnings before income taxes	$47.0	$46.9	$54.9
Operating margin	29.6%	28.8%	33.6%
Operating revenues	$158.6	$163.1	$163.2
Less:
Investment Capital Results	3.4	6.1	8.0

Revenues excluding Investment Capital	155.2	157.0	155.2
Operating expenses	111.6	116.2	108.3

Operating earnings excluding Investment Capital	$43.6	$40.8	$46.9

Operating margin excluding Investment Capital	28.1%	26.0%	30.2%